Exhibit 99.1

Principal Shareholders of GlobalSCAPE, Inc. Sell Shares in Private Transaction; New Shareholders Acquire 15 Percent Position

SAN ANTONIO, TX — January 9, 2017 — GlobalSCAPE, Inc. (NYSE MKT: GSB), a pioneer and worldwide leader in the secure and reliable exchange of business information, today announced that Thomas W. Brown and David L. Mann have sold a portion of their ownership of the Company’s common stock to accommodate personal financial and estate planning objectives. The shares were sold in a private party transaction at $3.88 per share to a subsidiary of 210 Capital, LLC, a private investment vehicle representing the personal investments of several Dallas, Texas based institutional investors. 210 Capital, LLC purchased approximately 15 percent of the Company’s outstanding common stock in this transaction.
Brown and Mann have been selling shares on a more limited basis over the past few years as part of a diversification strategy pertaining to their ownership interests in Globalscape. Brown, age 73, serves as Chairman of the Board of Directors of the Company and has served in such capacity since June 2002. Mann, age 67, currently serves as a member of the Board of Directors of the Company and has served in such capacity since June 2002. Brown and Mann have maintained their Board positions and own approximately 12 percent and 7 percent, respectively, of the outstanding common stock of Globalscape. There were no changes to the composition or any other privileges associated with the Company’s Board of Directors in connection with the transaction.
The number of shares of Globalscape common stock outstanding is not changed by this transaction, and the Company will not receive any cash or other proceeds from this transaction. Prior to the transaction, 210 Capital, LLC had accumulated 281,507 shares of Globalscape stock through open market purchases. 210 Capital, LLC has agreed that for a period of one year following the closing of the transaction, it and its affiliates and associates will not engage in any solicitation of proxies or consents with respect to the election or removal of directors, acquire any assets of Globalscape or acquire any voting stock that would result in 210 Capital, LLC or its affiliates or associates having beneficial ownership of more than 20 percent of Globalscape’s outstanding voting stock.
Supporting Quotes:
Thomas W. Brown, Chairman of the Board and Director at Globalscape
“We are pleased that 210 Capital, LLC, representing the personal investments of several experienced institutional investors, has accumulated a sizeable position in Globalscape’s stock. We believe that this investment serves as validation of the business we have built and our prospects for future growth. The Board of Directors will continue working closely with our talented management team toward enhancing long-term value for all of our stockholders. I personally look forward to continuing to contribute to our success.”

Matt Goulet, President and Chief Executive Officer at Globalscape
“Thomas W. Brown and David L. Mann’s investments in the Company and guidance as part of our Board of Directors have been incredibly impactful to the organization. Tom and David essentially founded Globalscape when they purchased their stock positions in 2002. We are very pleased to have their continued commitment to the Company after nearly 15 years of service. This sale of common stock will help Tom and David accomplish some of their personal financial planning goals, while allowing us to maintain our industry leadership position and set the course for our long-term strategy as we chart the next phase of growth.”

About 210 Capital, LLC
210 Capital, LLC is a private investment vehicle representing the personal investments of several Dallas, Texas based institutional investors. Globalscape represents the largest investment in 210 Capital, LLC to date.

About Globalscape
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in the reliable exchange of mission-critical business data and intellectual property. Globalscape’s leading enterprise suite of solutions delivers military-proven security for achieving best-in-class control and visibility of data across multiple locations. Founded in 1996, Globalscape’s software and services are trusted by tens of thousands of customers worldwide, including global enterprises, governments, and small and medium enterprises. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2015 fiscal year, filed with the Securities and Exchange Commission on March 3, 2016.

INVESTOR RELATIONS CONTACT
Contact: Casey Stegman
Phone Number: (210) 801-8489
Email: ir@globalscape.com

PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

###